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mercer FUNDS

Mercer US Large Cap Equity Fund

99 High Street

Boston, Massachusetts 02110

July 11, 2019

Dear Shareholder:

We are pleased to notify you of a change involving the Mercer US Large Cap Equity Fund (the “Fund”), a series of Mercer Funds (the “Trust”). Specifically, the Board of Trustees of the Trust (the “Board”) has approved the hiring of Polen Capital Management, LLC (“Polen”) to serve as a subadvisor to the Fund. In conjunction with this appointment, the Board has approved a new subadvisory agreement between Mercer Investments LLC, the Fund’s investment advisor (“Mercer” or the “Advisor”), on behalf of the Fund, and Polen (the “Polen Subadvisory Agreement”).

The Advisor recommended the appointment of Polen, along with one other proposed new subadvisor, to replace Columbia Management Investment Advisers, LLC (“Columbia”) and HS Management Partners, LLC (“HSMP”), two of the subadvisors that previously managed an allocated portion of the Fund’s portfolio, and Polen and the other new subadvisor have taken over the management duties of the Fund’s portfolio assets previously allocated to Columbia and HSMP. Polen began managing its allocated portion of the Fund’s investment portfolio on or about April 15, 2019.

I encourage you to read the attached Information Statement, which provides, among other information, details regarding Polen and the Polen Subadvisory Agreement and a discussion of the factors that the Board considered in approving the Polen Subadvisory Agreement.

Sincerely, Richard S. Joseph Trustee, President, and Chief Executive Officer Mercer Funds

MERCER FUNDS

Mercer US Large Cap Equity Fund

99 High Street

Boston, Massachusetts 02110

Information Statement

This Information Statement (the “Statement”) is being furnished on behalf of the Board of Trustees (the “Board”) of Mercer Funds (the “Trust”) to inform shareholders of the Mercer US Large Cap Equity Fund (the “Fund”) about the recent hiring of a new subadvisor to the Fund, Polen Capital Management, LLC (“Polen”). In connection with the hiring of Polen, the Board approved a new subadvisory agreement between Mercer Investments LLC, the Fund’s investment advisor (“Mercer” or the “Advisor”), on behalf of the Fund, and Polen (the “Polen Subadvisory Agreement”). The Advisor recommended the appointment of Polen and one other proposed new subadvisor to replace Columbia Management Investment Advisers, LLC (“Columbia”) and HS Management Partners, LLC (“HSMP”), two of the subadvisors that previously managed an allocated portion of the Fund’s portfolio, and Polen and the other new subadvisor have taken over the management duties of the Fund’s portfolio assets previously allocated to Columbia and HSMP. The Advisor also reallocated assets among the Fund’s current subadvisors in connection with such appointments. The changes described above may be collectively referred to below as the “New Subadvisor Structure.” Polen began managing its allocated portion of the Fund’s investment portfolio on or about April 15, 2019.

The hiring of Polen, and the Polen Subadvisory Agreement, were approved by the Board upon the recommendation of Mercer, without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the “SEC”), dated December 28, 2005 (the “Exemptive Order”), issued to the Trust and the Advisor.

This Statement is being mailed on or about July 12, 2019 to shareholders of record of the Fund as of May 31, 2019.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

INTRODUCTION

Mercer is the investment advisor to the series of the Trust, including the Fund. The Advisor uses a “manager of managers” approach in managing the assets of the Trust’s series. This approach permits Mercer to hire, terminate, or replace subadvisors that are unaffiliated with the Trust or the Advisor, and to modify material terms and conditions of subadvisory agreements relating to the management of the series. Section 15(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), generally requires the shareholders of a mutual fund to approve an agreement pursuant to which a person serves as the investment advisor (or as a subadvisor) to the mutual fund. The Trust and the Advisor have obtained the Exemptive Order, which permits the

Trust and the Advisor, subject to certain conditions and approval by the Board, to hire and retain unaffiliated subadvisors and to modify subadvisory arrangements with unaffiliated subadvisors without shareholder approval. Under the Exemptive Order, the Advisor may act as a manager of managers for some or all of the series of the Trust, and the Advisor supervises the provision of portfolio management services to the series by various subadvisors.

The Exemptive Order also allows the Advisor, among other things, to: (i) continue the employment of a current subadvisor after events that would otherwise cause an automatic termination of a subadvisory agreement with the subadvisor, and (ii) reallocate assets among current or new subadvisors. The Advisor has ultimate responsibility (subject to oversight by the Board) to supervise the subadvisors and recommend the hiring, termination, and replacement of the subadvisors to the Board.

Consistent with the terms of the Exemptive Order, the Board, including a majority of the Trustees who are not “interested persons” (as that term is defined in the 1940 Act) of the Trust or of the Advisor (the “Independent Trustees”), at a Board meeting held on April 3, 2019 (the “Meeting”): (i) appointed Polen to serve as a subadvisor to the Fund, and (ii) approved the Polen Subadvisory Agreement between the Advisor, on behalf of the Fund, and Polen. Polen is unaffiliated with the Advisor and discharges its responsibilities subject to the oversight and supervision of the Advisor. Polen is paid by the Advisor and not by the Fund. No increase in the advisory fees paid by the Fund to the Advisor resulted from the appointment of Polen as a subadvisor to the Fund, or from the implementation of the Polen Subadvisory Agreement.

The Trust and the Advisor have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order. These conditions require, among other things, that, in connection with the hiring of a subadvisor, the affected series will notify the shareholders of the series of the changes. This Statement provides such notice of the changes and presents details regarding Polen and the Polen Subadvisory Agreement.

THE ADVISOR

The Advisor, a Delaware corporation located at 99 High Street, Boston, Massachusetts 02110, serves as the investment advisor to the Fund. The Advisor is an indirect, wholly owned subsidiary of Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036. The Advisor is registered as an investment adviser with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

The Advisor provides investment advisory services to the Fund pursuant to the Investment Management Agreement, dated July 1, 2014, between the Trust and the Advisor, as amended from time to time (the “Management Agreement”). The Trust employs the Advisor generally to manage the investment and reinvestment of the assets of the Fund. In so doing, the Advisor may hire one or more subadvisors to carry out the investment program of the Fund (subject to the approval of the Board). The Advisor continuously reviews, supervises, and (where appropriate) administers the investment program of the Fund. The Advisor furnishes periodic reports to the Board regarding the investment program and performance of the Fund.

Pursuant to the Management Agreement, the Advisor has overall supervisory responsibility for the general management and investment of the Fund’s investment portfolio, and, subject to review and approval by the Board: (i) sets the Fund’s overall investment strategies; (ii) evaluates, selects, and recommends subadvisors to manage all or a portion of the Fund’s assets; (iii) when appropriate, allocates and reallocates the Fund’s assets among subadvisors; (iv) monitors and evaluates the performance of the Fund’s subadvisors; and (v) implements procedures to ensure that the subadvisors comply with the Fund’s investment objective, policies, and restrictions.

For these services, the Fund pays the Advisor a fee calculated at an annual rate of 0.53% of assets up to $750 million, 0.51% of assets in excess of $750 million up to $1 billion and 0.46% of assets in excess of $1 billion of the Fund’s average daily net assets. The Advisor received advisory fees of $2,292,322 from the Fund for the fiscal year ended March 31, 2019. The aggregate compensation paid by the Advisor to all subadvisors to the Fund during the last fiscal year ended March 31, 2019 was $1,174,124, representing 0.27% of the Fund’s average net assets during that period. The aggregate compensation that would have been paid by the Advisor to all subadvisors to the Fund during the fiscal year ended March 31, 2019, taking into account the New Subadvisor Structure, is $1,170,371, representing 0.27% of the Fund’s average net assets during that period. The Fund did not make any payments to any affiliated person of Polen during the fiscal year ended March 31, 2019.

Several officers of the Trust are also officers and/or employees of the Advisor. These individuals and their respective positions are: Richard S. Joseph serves as President, Chief Executive Officer, and Trustee of the Trust and as Vice President of US Delegated Solutions for the Advisor; Stephen Gouthro serves as Treasurer and Chief Financial Officer of the Trust and as a partner of the Advisor and U.S. Chief Operating Officer for the Advisor’s U.S. Business Solutions Group; Carol A. McMahon serves as Vice President and Assistant Treasurer of the Trust and Global and US GBS Wealth Chief Operating Officer of the Advisor; Colin J. Dean serves as Vice President, Chief Legal Officer and Secretary of the Trust and as Global Chief Counsel-Investments of the Advisor; Stan Mavromates serves as Vice President and Chief Investment Officer of the Trust and as Vice President and Chief Investment Officer of the Advisor; Caroline Hulme serves as Vice President and Assistant Secretary of the Trust and as Legal Counsel-Investments for the Advisor; Jennifer La Belle serves as Vice President and Assistant Treasurer of the Trust and as a Principal for the Advisor; Larry Vasquez serves as Vice President of the Trust and as Vice President and Portfolio Manager of the Advisor; Alec Rapaport serves as Vice President of the Trust and as Vice President and Portfolio Manager of the Advisor; and Jennifer Mortimer serves as Interim Chief Compliance Officer of the Trust and of the Advisor. The address of each executive officer of the Trust is 99 High Street, Boston, Massachusetts 02110.

None of the officers or Trustees of the Trust are officers, employees, directors and/or shareholders of Polen.

POLEN CAPITAL MANAGEMENT, LLC

Polen Capital Management, LLC (“Polen”) is located at 1825 NW Corporate Boulevard, Suite 300, Boca Raton, Florida 33431. Polen is a Delaware limited liability company that is majority owned by Polen employees. iM Global Partner (formerly iM Square), a London-based investment and development platform dedicated to the asset management business, owns a 20% passive equity stake in Polen. The Polen Family Trust owns the remaining shares. Polen is registered as an investment adviser under the Advisers Act. The Polen Subadvisory Agreement is dated April 15, 2019.

Polen was approved by the Board to serve as a subadvisor to the Fund at the Meeting. Polen is not affiliated with the Advisor, and Polen discharges its responsibilities subject to the oversight and supervision of the Advisor. As indicated above, Polen is paid by the Advisor and not by the Fund. No increase in the advisory fees paid by the Fund to the Advisor resulted from the appointment of Polen as a subadvisor to the Fund, or from the implementation of the Polen Subadvisory Agreement. The fees paid by the Advisor to Polen depend upon the fee rates negotiated by the Advisor. In accordance with procedures adopted by the Board, a subadvisor to the Fund may affect portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable laws.

Polen serves as subadvisor for the registered investment companies listed below, which have investment objectives similar to the Fund’s investment objective.

Fund Name	Assets as of March 31, 2019 (in millions)	Annual Advisory Fee Rate (as a % of average daily net assets)

Polen Growth Fund	$3,316.72	0.85%

Comparable Adviser-Managed Fund	$252.6	0.40% on the first $200 Million 0.30% over $200 Million

The names and principal occupations of the principal executive officers of Polen are listed below. The address of each principal executive officer, as it relates to the person’s position with Polen, is 1825 NW Corporate Boulevard, Suite 300, Boca Raton, Florida 33431.

Name	Principal Occupation

Stanley C. Moss	Chief Executive Officer

Daniel A. Davidowitz	Head of Team, Portfolio Manager and Analyst

Damon A. Ficklin	Portfolio Manager and Analyst

Brian D. Goldberg	Chief Compliance Officer

THE POLEN SUBADVISORY AGREEMENT

The Polen Subadvisory Agreement was approved by the Board at the Meeting which was called, among other reasons, for the purpose of considering and approving the Polen Subadvisory Agreement for an initial term of two years. Thereafter, continuance of the Polen Subadvisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees. The Polen Subadvisory Agreement provides that it will terminate automatically in the event of its assignment, except as provided otherwise by any rule, exemptive order issued by the SEC, or no-action letter provided or pursuant to the 1940 Act, or upon the termination of the Management Agreement.

The terms of the Polen Subadvisory Agreement, other than the rate of compensation paid by the Advisor to Polen, are substantially similar to the terms contained in the subadvisory agreements in effect between the Advisor and the Fund’s other current subadvisors. The Polen Subadvisory Agreement provides that Polen, among other duties, will make all investment decisions for Polen’s allocated portion of the Fund’s investment portfolio. Polen, subject to the supervision of the Board and the Advisor, will conduct an ongoing program of investment, evaluation, and, if appropriate, sale and reinvestment of Polen’s allocated portion of the Fund’s assets.

The Polen Subadvisory Agreement provides for Polen to be compensated based on the average daily net assets of the Fund allocated to Polen. Polen is compensated from the fees that the Advisor receives from the Fund. Polen generally will pay all expenses it incurs in connection with its activities under the Polen Subadvisory Agreement, other than the costs of the Fund’s portfolio securities and other investments.

The Polen Subadvisory Agreement may be terminated at any time, without the payment of any penalty, by: (i) the vote of a majority of the Board, the vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), or the Advisor, or (ii) Polen, on not less than sixty (60) days’ written notice to the Advisor and the Trust.

BOARD OF TRUSTEES’ CONSIDERATIONS

At the Meeting, the Advisor recommended the appointment of Polen to serve as a subadvisor to the Fund. In considering the approval of the Polen Subadvisory Agreement, the Independent Trustees considered the information and materials from the Advisor and Polen that included, as to Polen and the Fund: (i) the Polen Subadvisory Agreement; (ii) information regarding the process by which the Advisor had reviewed, selected, and recommended Polen for the Board’s approval, and the Advisor’s rationale for recommending that Polen be appointed as a subadvisor to the Fund; (iii) the nature, extent, and quality of the services that Polen proposed to provide to the Fund; (iv) the investment management business, portfolio management personnel, operations, prior investment experience, and reputation of Polen; (v) Polen’s brokerage and trading policies and practices; (vi) the level of subadvisory fees to be charged by Polen for its services to the Fund, and the fees charged to other accounts that Polen manages; (vii) the compliance program applicable to Polen; (viii) information regarding the historical performance returns of Polen in managing the investment mandate it would employ for the Fund and a comparison of such performance to a relevant index; and (ix) the financial condition of Polen.

In addition, the Independent Trustees considered presentations made by, and discussions held with, representatives of the Advisor and the Advisor’s favorable assessment of the nature, extent and quality of the subadvisory services expected to be provided to the Fund by Polen. The Independent Trustees considered and analyzed factors that the Independent Trustees deemed relevant with respect to Polen, including: the nature, extent, and quality of the services to be provided to the Fund by Polen; Polen’s management style and investment decision-making process; Polen’s historical performance record managing the investment mandate it would employ for the Fund; the qualifications and experience of the members of Polen’s portfolio management team; and Polen’s staffing levels and overall resources. The Independent Trustees also took into consideration the nature and extent of the oversight duties performed by the Advisor in connection with each of the subadvisors to the Fund, which includes extensive management and compliance due diligence with respect to the management and operations of each of the subadvisors. Additionally, the Independent Trustees received assistance and advice from their independent legal counsel regarding legal and industry standards in connection with their duties and responsibilities when approving investment advisory agreements.

In particular, and as to Polen, the Board, including all of the Independent Trustees, considered the following factors:

(a) The nature, extent, and quality of the services to be provided by Polen. The Independent Trustees reviewed the nature, extent, and quality of the services to be provided by Polen to the Fund. The Independent Trustees discussed the specific investment management process that Polen indicated that it will employ to manage its allocated portion of the Fund’s investment portfolio (which was described in detail in the materials provided by Polen), the qualifications of Polen’s portfolio managers and investment management personnel with regard to implementing the investment mandate relating to the allocated portion of the Fund’s investment portfolio that Polen would be managing, and the performance record of Polen as compared to a relevant index. The Independent Trustees considered Polen’s infrastructure and resources, and whether Polen’s organization appeared to support Polen’s strategy adequately. The Independent Trustees also discussed the Advisor’s review, selection, and due diligence process with respect to Polen, and the Advisor’s favorable assessment as to the nature, extent, and quality of the subadvisory services expected to be provided to the Fund by Polen. The Independent Trustees determined that the Fund and its shareholders would benefit from the quality and experience of ’s portfolio managers and the qualifications of its investment professionals. Based on their consideration and review of the foregoing information, the Independent Trustees concluded that the nature, extent and quality of the subadvisory services anticipated to be provided by Polen, as well as Polen’s ability to render such services based on Polen’s experience, operations and resources, were appropriate for the Fund, in light of the Fund’s investment objective, and the mandate relating to the allocated portion of the Fund’s investment portfolio that Polen would manage.

(b) Comparison of the services to be rendered and fees to be paid to Polen under other advisory and subadvisory contracts, such as those with other clients. The Independent Trustees discussed the services that would be rendered by Polen and evaluated the compensation to be paid to Polen by the Advisor for those services. The Independent Trustees noted that the services that Polen would furnish to the Fund appeared to be comparable to the services that Polen currently provides to its other advisory and subadvisory clients having similar investment strategies. The Independent Trustees also considered comparisons of the fees that will be paid to Polen by the Advisor in light of the fees that were charged by Polen to its other advisory clients, as disclosed in the Form ADV, Part 2A (Firm Brochure) provided and in its 15(c) Questionnaire responses, including commingled and separate accounts. The Independent Trustees also considered that the fees agreed to by Polen were the result of an arm’s length bargain negotiated by unaffiliated parties and that the Advisor believes such fees are fair and reasonable.

The Independent Trustees considered the review, selection, and due diligence process employed by the Advisor in determining to recommend Polen to serve as a subadvisor to the Fund, and the Advisor’s reasons for concluding that the subadvisory fees to be paid by the Advisor to Polen for its services to the Fund were fair and reasonable.

The Independent Trustees considered that the subadvisory fees of Polen would indirectly be borne by the Fund and its shareholders. The Independent Trustees further considered that the proposed subadvisory fees to be charged by Polen and the other proposed new subadvisor for the Fund, taking into account a reallocation of assets among the Fund’s subadvisors in connection with such appointments, were slightly lower than the subadvisory fees charged by the current subadvisors for the Fund that are proposed to be replaced. The Independent Trustees considered that the slight cost savings would accrue to the Fund, given the Advisor’s contractual agreement, which is applicable to the Fund and is effective through at least July 31, 2020, to waive any portion of its management fee that exceeds the aggregate amount of the subadvisory fees that the Advisor is required to pay to the Funds’ subadvisors (the “Fee Waiver Agreement”). Based on their discussion, the Independent Trustees concluded that, in light of the nature, extent, and quality of the services to be provided, the proposed level of fees to be paid to Polen with respect to the assets of the Fund to be allocated to Polen was supported by the services that were expected to be provided by Polen to the Fund. The Independent Trustees also considered the potential “fallout” or ancillary benefits that may accrue to Polen from its relationship with the Fund and concluded that they were reasonable.

The Independent Trustees considered the expected impact of the fees to be paid by the Advisor to Polen and to the other proposed new subadvisor on the Fund’s overall operating expenses, given the Fee Waiver Agreement. In addition, since the fees to be paid to Polen were the result of arm’s-length bargaining between unaffiliated parties, the relevance of Polen’s potential profitability was considered by the Independent Trustees in that context. The Independent Trustees also took note of the Advisor’s explanation that the recommended appointment of Polen was not affected by the impact that the appointment would have on the Advisor’s revenues and profitability, and the Independent Trustees considered that the Advisor was not realizing a direct profit from the investment advisory services that it provides to the Fund as a result of the Fee Waiver Agreement.

On the basis of these considerations, the Independent Trustees concluded that, in light of the nature, extent and quality of the services expected to be provided by Polen and the proposed fees to be paid to Polen by the Advisor for managing its allocated portion of the Fund, the potential benefits accruing to Polen as a result of serving as a subadvisor to the Fund were reasonable in relation to the services that were expected to be provided by Polen to the Fund.

(c) Investment performance of the Fund and Polen. Because Polen was a newly proposed subadvisor to the Fund, the Independent Trustees could not consider Polen’s investment performance in managing the Fund as a factor in evaluating the Polen Subadvisory Agreement. However, the Independent Trustees reviewed Polen’s historical performance record managing the investment mandate it would employ for the Fund as compared to a relevant index and concluded that Polen’s historical performance record, viewed together with the other factors considered by the Independent Trustees, supported a decision to approve the Polen Subadvisory Agreement.

Conclusion. Following consideration of the foregoing factors, it was reported that no single factor was determinative to the Independent Trustees’ decisions. Based on these factors, along with the determination of the Advisor at the conclusion of its review, selection, and due diligence process to recommend Polen be appointed as a subadvisor to the Fund, and such other matters as were deemed relevant, the Independent Trustees concluded that the proposed fee rate for Polen was supported by the services that were expected to be provided to the Fund and approval of the proposed Polen Subadvisory Agreement was in the best interests of the Fund and its shareholders. As a result, the Board, including a majority of the Independent Trustees, determined to approve the Polen Subadvisory Agreement.

GENERAL INFORMATION

Administrative and Accounting Services

State Street Bank and Trust Company (the “Administrator”), located at 1 Heritage Drive, North Quincy, Massachusetts 02171, serves as the administrator of the Fund. The Administrator performs various services for the Fund, including fund accounting, daily and ongoing maintenance of certain Fund records, calculation of the Fund’s net asset value, and preparation of shareholder reports.

The Advisor provides certain internal administrative services to the Adviser Class, Class I and Class Y-2 shares of the Fund, for which the Advisor is entitled to receive a fee of 0.15% on an annual basis of the average daily net assets of the Adviser Class, Class I, and Class Y-2 shares, respectively. This fee accrues from fees paid under a separate Shareholder Administrative Services Plan adopted to compensate financial intermediaries, including the Advisor, for providing certain non-distribution related shareholder administrative services to Adviser Class, Class I and Class Y-2 shares. The Shareholder Administrative Services Plan provides for payments in an amount, or at a rate, not to exceed 0.25%, 0.25% and 0.15% on an annual basis of the average daily net asset value of the Adviser Class, Class I and Class Y-2 shares, respectively. For the fiscal year ended March 31, 2019, the Fund did not pay any fees to the Advisor for internal administrative services.

Principal Underwriting Arrangements

MGI Funds Distributors, LLC (the “Distributor”), located at 899 Cassatt Road, Berwyn, Pennsylvania 19312, is a Delaware limited liability company that is a wholly-owned subsidiary of Foreside Distributors, LLC. The Distributor acts as the principal underwriter of each class of shares of the Fund under an Underwriting Agreement with the Fund. The Underwriting Agreement requires the Distributor to use its best efforts, consistent with its other businesses, to sell shares of the Fund.

Payments to Affiliated Brokers

For the fiscal year ended March 31, 2019, the Fund did not pay any commissions to affiliated brokers.

Record of Beneficial Ownership

As of May 31, 2019, the Fund had 43,035,767 total shares outstanding, and Mercer Collective Trust: Mercer Large Cap Growth Equity Portfolio held 39,158,789 shares, representing 90.99% of the Fund’s total shares outstanding and Mercer Global Investments, FBO Mercer Canada US Large Cap Growth Fund held 2,780,032 shares, representing 6.46% of the Fund’s total shares outstanding.

As of May 31, 2019, the Trustees and executive officers of the Fund, both individually and as a group, did not own more than 1% of a class of the Fund.

SHAREHOLDER REPORTS

Additional information about the Fund’s investments is available in the Fund’s annual and semi-annual reports to shareholders. In the Fund’s annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Fund’s performance during its last fiscal year. You may obtain free copies of the Fund’s annual and semi-annual reports by contacting the Fund directly at 1-888-887-0619 or by visiting the Trust’s website, http://www.delegated-solutions.mercer.com/us.html.